VYSTAR® CORPORATION APPOINTS JACK W. CALLICUTT AS CHIEF FINANCIAL OFFICER

Twenty Years of Progressive Financial Management Adds Strength to Company

ATLANTA, GA – April 13, 2010 – Vystar® Corporation (OTCBB: VYST), the exclusive creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, has appointed Jack W. Callicutt as its new Chief Financial Officer.  Mr. Callicutt replaces Mrs. Linda Hammock, who was Vystar’s acting CFO through its development stage and has now focused her attention on other development stage companies.

Mr. Callicutt, age 43, has over 20 years of private and public accounting and financial management experience in startup and midsize companies in the technology, biopharmaceutical and accounting/consulting industries. Prior to his arrival at Vystar, Mr. Callicutt served as Chief Financial Officer at IVOX, Inc., where he negotiated and secured $3.89 million in investment capital from a strategic investor.

Previously, Mr. Callicutt was Chief Financial Officer at Tikvah Therapeutics, a clinical-stage biopharmaceutical company, where he was responsible for all financial, risk management and administrative functions, including investor relations. This followed his position as Chief Financial Officer at Corautus Genetics, a publicly traded biopharmaceutical company. His accomplishments included completing several private placements of common stock raising over $33 million and negotiating and closing a merger with VIA Pharmaceuticals, Inc., San Francisco, CA.

Mr. Callicutt began his career with Deloitte rising to the level of Senior Manager, where he managed engagements for manufacturing, telecommunications and technology companies. A Certified Public Accountant, he earned a BBA in Accounting and Computer Information Systems from Delta State University in Mississippi.

William Doyle, the company’s President and Chief Executive Officer, commented:
“Jack’s experience in working at startups undergoing the transition from development stage to revenues will serve our company well.  He is a strong addition to our management team and we expect to rely on his financial acumen as we work to accelerate our growth strategy for Vystar.”

About Vystar Corporation
Based in Duluth, GA, Vystar Corporation (OTC BB: VYST.OB) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements
Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

Contact:
The Investor Relations Group
11 Stone St. 3rd Floor
New York, NY
212-825-3210
IR: Adam Holdsworth
or
PR: Laura Colontrelle/Janet Vasquez